EXHIBIT 99.1

ANNUAL STATEMENT SERVICER’S CERTIFICATE

VW CREDIT, INC.

VOLKSWAGEN CREDIT AUTO MASTER OWNER TRUST, SERIES 2000-1

     The undersigned, a duly authorized representative of VW Credit, Inc. (“VCI”, or the “Servicer”), pursuant to the Trust Sale and Servicing Agreement dated as of August 10, 2000 (as amended or supplemented, or otherwise modified and in effect from time to time, the “Agreement”), by and among Volkswagen Credit Auto Master Owner Trust, as Trust, Volkswagen Dealer Finance, LLC, as Transferor, and VW Credit, Inc., as Servicer, do hereby certify that:

1.	VCI is, as of the date hereof, the Servicer under the Agreement.

2.	The undersigned is a servicing officer and is duly authorized pursuant to the Agreement to execute and deliver this Certificate to the Rating Agencies, the Owner Trustee, the Indenture Trustee, any Agent and any Enhancement Providers.

3.	A review of the activities of the Servicer during the period from January 1, 2004 through December 31, 2004 and of its performance under the Agreement was conducted under my supervision.

4.	Based on such review, the Servicer has, to the best of my knowledge, performed in all material respects its obligations under the Agreement throughout such period.

     IN WITNESS WHEREOF, the undersigned has duly executed this Certificate this thirtieth day of March, 2005.

/s/ Bruce Harris
Name:	Bruce Harris
Title:	Chief Financial Officer